NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
dkline@sempra.com
www.sempra.com

Financial Contact:	Glen Donovan
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY, STATE OF CALIFORNIA

TO SETTLE ENERGY CRISIS LITIGATION

Company Lowers 2010 Earnings Guidance

SAN DIEGO, April 28, 2010 – Sempra Energy (SRE) today announced that it has reached an agreement in principle with the state of California and California parties to settle substantially all of the remaining litigation related to the energy crisis of 2000-01.

RBS Sempra Commodities -- Sempra Energy’s commodities joint venture with The Royal Bank of Scotland -- and Sempra Energy expect to settle the cases for a total of $410 million.  Previously recorded reserves and receivables at RBS Sempra Commodities would fund the largest portion of the settlement.  Sempra Energy has recorded reserves for the remaining portion of the settlement in the first quarter of 2010 that will reduce that quarter’s earnings by approximately $96 million after tax, or $0.38 per share.

Under the terms of the settlement, Sempra Energy and RBS Sempra Commodities continue to disclaim any wrongdoing asserted in the litigation claims.

 “After nearly a decade of litigation with California parties over issues related to the state’s energy crisis, we are pleased to put these matters behind us,” said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy.  “We believe this is a fair and reasonable outcome for both our shareholders and the state of California.”

Cases resolved include claims against Sempra Commodities in the Federal Energy Regulatory Commission (FERC) investigation of prices charged by electric suppliers in energy markets during the 2000-01 crisis (also known as “the FERC Refund Proceedings”); and claims against Sempra Generation over the validity, pricing and operation of the company’s long-term energy contract with the California Department of Water Resources.

Sempra Commodities became part of the RBS Sempra Commodities joint venture in 2008.  Sempra Energy and RBS announced earlier this year that they will exit the business.  A definitive agreement to sell the international oil, metals and European businesses was signed with J.P. Morgan & Chase Co. in February.  An active sales process is under way to sell the remaining North American natural gas and power businesses.  Sempra Energy expects the sale of both parts of the joint venture to be completed in the latter half of 2010.

Sempra Energy’s first-quarter results will be negatively impacted by the reserves for the proposed litigation settlement and also by break-even operating results at RBS Sempra Commodities, primarily due to poor performance in international oil marketing.  The company said the performance at Sempra Commodities is not expected to show significant improvement prior to the completion of the sales process, because of low commodity prices and the disruptions caused by the sale.

Sempra Energy said its core utility and infrastructure businesses are performing in-line with expectations.  As discussed at the company’s financial analyst conference last month, Sempra Energy projected 2010 earnings per share from these core businesses of $3.50 to $3.75, before the impact of the litigation reserve.

Assuming continued break-even performance at RBS Sempra Commodities and the $96 million after-tax litigation reserve, Sempra Energy now expects overall earnings per share of $3.15 to $3.40 in 2010.

Sempra Energy will announce its first quarter earnings May 4 and follow up with a conference call with management at 1 p.m. EDT.

The settlement agreement will require FERC approval, which is expected later this year.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2009 revenues of more than $8 billion.  The Sempra Energy companies’ 13,800 employees serve more than 29 million consumers worldwide.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” ”could,” “should,” or similar expressions, or discussions of strategies, plans or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board,  and other regulatory and governmental bodies in the United States and other countries where the company does business; capital market conditions and inflation, interest and exchange rates; energy and trading markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission.  These reports are available through the EDGAR system without charge at the SEC’s Web site, www.sec.gov and on the company’s Web site, at www.sempra.com.

Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and RBS Sempra Commodities dba Sempra Energy Solutions and Sempra Energy Trading are not the same companies as the utility, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and RBS Sempra Commodities dba Sempra Energy Solutions and Sempra Energy Trading are not regulated by the California Public Utilities Commission.

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